Exhibit 5.2

INTERNAL REVENUE SERVICE                             DEPARTMENT OF THE TREASURY
P.O. BOX 2508
CINCINNATI, OH 45201

                                             Employer Identification Number:
Date:     June 05 2000                        25-1799439
                                             DLN:
CONEXANT SYSTEMS INC                          17007068008020
C/O THEODORE J HUBER                         Person to Contact:
1671 WORCESTER RD STE 300                     RUTH CHEN           ID# 95048
FRAMINGHAM, MA 01701                         Contact Telephone Number:
                                              (877) 829-5500
                                             Plan Name:
                                              CONEXANT SYSTEMS INC HOURLY
                                              EMPLOYEE'S SAVINGS PLAN
                                             Plan Number: 002

Dear Applicant:

     We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

     Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

     The enclosed document explains the significance of this favorable determination letter, points out some events that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

     This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

     This determination is subject to your adoption of the proposed amendments submitted in your letter dated 05-23-00. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).

     This determination letter is applicable for the plan adopted on 10-29-99.

     This plan satisfies the minimum coverage and nondiscrimination require-ments of sections 410(b) and 401(a)(4) of the Code because the plan benefits only collectively bargained employees or employees treated as collectively bargained employees.

     This letter considers the changes in the qualifications requirements made by the Uruguay Round Agreements Act (GATT), Pub. L. 103-465, and the Taxpayer Relief Act of 1997, Pub. L. 105-34, and the changes in the qualifications requirements made by the Small Business Job Protection Act of 1996, Pub. L.

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                                   -2-

CONEXANTS SYSTEMS INC


104-188, that are effective before the first day of the first plan year beginning after December 31, 1998.

     The information on the enclosed Publication 794 is an integral part of this determination. Please be sure to read and keep it with this letter.

     The requirement for employee benefits plans to file summary plan descriptions (SPD) with the U.S. Department of Labor was eliminated effective August 5, 1997. For more details, call 1-800-998-7542 for a free copy of the SPD card.

     We have sent a copy of this letter to your representative as indicated in the power of attorney.

     If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                                  Sincerely yours,

                                                  /s/ Carol Gold
                                                  Carol D. Gold
                                                  Director, Employee Plans

Enclosures:
Publication 794